As filed with the Securities and Exchange Commission on September 28, 2006
                                                 Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ____________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ____________________
                                REUTERS GROUP PLC
             (Exact name of Registrant as specified in its charter)


        England and Wales                               Not Applicable
 (State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                     Identification Number)

                              The Reuters Building
                                 South Colonnade
                                  Canary Wharf
                                 London, E14 5EP
                                     England
                               44 (0) 207 250 1122
   (Address and telephone number of Registrant's principal executive offices)

           REUTERS GROUP PLC LONG-TERM INCENTIVE PLAN 1997, AS AMENDED REUTERS GROUP PLC DISCRETIONARY STOCK OPTION PLAN, AS AMENDED
     REUTERS GROUP PLC INTERNATIONAL SAYE SHARE OPTION PLAN 1997, AS AMENDED
                     REUTERS GROUP PLC RESTRICTED SHARE PLAN
                 REUTERS GROUP PLC GLOBAL RESTRICTED SHARE PLAN
     AMENDED AND RESTATED REUTERS AMERICA INC. EMPLOYEE STOCK PURCHASE PLAN

                            (Full title of the plans)

                   Nancy C. Gardner, Americas General Counsel
                               Reuters America LLC
                              The Reuters Building
                           3 Times Square, 20th Floor
                               New York, NY 10036
                                 (646) 223 4000
            (Name, address and telephone number of agent for service)

                                   Copies to:
                           Doreen E. Lilienfeld, Esq.
                             Shearman & Sterling LLP
                              599 Lexington Avenue
                                  New York, NY
                                 (212) 848-7171



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

======================================================================================================================
                                             CALCULATION OF REGISTRATION FEE
======================================================================================================================
  Title of Securities to be      Amount to be       Proposed Maximum           Proposed Maximum          Amount of
          Registered              Registered       Offering Price Per      Aggregate Offering Price     Registration
                                                        Security                                            Fee
------------------------------- --------------- ------------------------- ---------------------------- ---------------
Ordinary Shares, nominal        14,745,801 (2)         $8.018 (3)             $118,231,832.42 (3)        $12,650.81
value
25 pence per share (1)          3,297,741 (4)          $5.871 (5)             $19,361,037.41 (5)         $2,071.63
                                1,721,502 (6)          $5.385 (7)              $9,270,288.27 (7)          $991.92
                                3,478,813 (8)          $7.372 (9)             $25,645,809.44 (9)         $2,744.10
                                  17,497,956          $8.170 (11)            $142,958,300.52 (11)        $15,296.54
                                     (10)
------------------------------- --------------- ------------------------- ---------------------------- ---------------
Total:                                                                                                    $0 (12)
=============================== =============== ========================= ============================ ===============


(1) American Depositary Receipts evidencing American Depositary Shares ("ADSs") deliverable on deposit of the Ordinary Shares, nominal value 25 pence per share (the "Ordinary Shares"), of Reuters Group PLC (the "Registrant") have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-130250) filed with the U.S. Securities and Exchange Commission (the "Commission") on December 9, 2005. Each ADS represents six Ordinary Shares.
(2) Represents Ordinary Shares subject to awards under the Reuters Group PLC Discretionary Stock Option Plan, as amended (the "DSOP").
(3) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share and the proposed maximum offering price are based on the weighted average exercise price of the awards under the DSOP, translated from pounds Sterling into U.S. dollars using the noon buying rate on September 25, 2006 of (pound Sterling) 1=$1.9001 (the "Translation Rate").
(4) Represents Ordinary Shares subject to awards under the Reuters Group PLC Long-Term Incentive Plan 1997, as amended (the "LTIP").
(5) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price are based on the weighted average grant value of the awards under the LTIP, translated from pounds Sterling into U.S. dollars using the Translation Rate.
(6) Represents Ordinary Shares subject to awards under the Reuters Group PLC International SAYE Share Option Plan 1997, as amended (the "SAYE").
(7) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price are based on the weighted average exercise price of the awards under the SAYE.
(8) Represents Ordinary Shares subject to awards under the Reuters Group PLC Restricted Share Plan (the "RSP").
(9) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum offering price are based on the weighted average grant value of the awards under the RSP, translated from pounds Sterling into U.S. dollars using the Translation Rate.
(10) Represents an aggregate of 17,497,956 Ordinary Shares, 1,800,000 of which are available for future issuance pursuant to the DSOP, 1,797,956 of which are available for future issuance pursuant to the LTIP, 8,000,000 of which are available for future issuance pursuant to the Reuters Group PLC Global Restricted Share Plan, as amended (the "Global Plan"), 2,600,000 of which are available for future issuance pursuant to the SAYE, and 3,300,000 of which are available for future purchase pursuant to the Amended and Restated Reuters America Inc. Employee Stock Purchase Plan, as amended (the "ESPP"). This Registration Statement on Form S-8 shall also cover any additional Ordinary Shares which become deliverable under the DSOP, the LTIP, the RSP, the Global Plan, the SAYE and the ESPP by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding Ordinary Shares of the Registrant.
(11) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(h), the proposed maximum offering price per share has been calculated pursuant to Rule 457(c). The average of the high and low Ordinary Share prices on September 25, 2006 on the London Stock Exchange from 4.30 pounds Sterling into U.S. dollars has been multiplied by the Translation Rate. The resulting proposed maximum offering price per share, $8.170, has been multiplied by the amount of Ordinary Shares to be registered to obtain the proposed maximum aggregate offering price of $142,958,300.52
(12) Pursuant to Rule 457(p) under the Securities Act, the filing fee is being offset by $33,755 of the filing fee associated with approximately 46,490,000 unsold Ordinary Shares registered on the Registrant's Registration Statement on Form S-8 (Registration No. 333-118579), filed with the Commission on August 26, 2004.

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


Item 1.           Plan Information.*


Item 2.           Registrant Information and Employee Plan Annual Information.*












----------
* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the "Note" to Part I of Form S-8.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.           Incorporation of Documents by Reference.

                  The following documents filed with the U.S. Securities and Exchange Commission (the "Commission") are incorporated by reference as of their respective dates in this Registration Statement:

                  (a) the Registrant's Form 20-F for the fiscal year ended December 31, 2005 (File No. 333-08354), filed on March 17, 2006; and

                  (b) the Registrant's Special Report on Form 6-K dated March 5, 1998 (File No. 333-08354), which includes a description of the Registrant's share capital and the American depositary receipts representing the Registrant's Ordinary Shares.

                  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

                  Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel.

                  Not applicable.

Item 6.           Indemnification of Directors and Officers.

                  English law does not permit a company to indemnify a director or an officer of the company against any liability which by virtue of any rule of law would otherwise attach to him in respect of negligence, default, breach of duty or breach of trust in relation to the company except liability incurred by such director or officer in defending any legal proceeding (whether civil or criminal) in which judgment is given in his favor or in which he is acquitted or in certain instances where, although he is liable, a court finds such director or officer acted honestly and reasonably and that having regard to all the circumstances he ought fairly to be excused and relief is granted by the court.

                  Regulation 155 of the Registrant's Articles of Association provides:

                  "Subject to the provisions of and so far as may be consistent with the [Companies Act 1985 and other companies legislation], every Director, Auditor, Secretary or other officer of the [Registrant] shall be entitled to be indemnified by the Registrant out of its own funds against all costs, charges, losses, expenses and liabilities incurred by him in the actual or purported execution and/or discharge of his duties and/or the exercise or purported exercise of his powers and/or otherwise in relation to or in connection with his duties, powers or office including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of the [Registrant] and in which judgment is given in his favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him by the Court."

                  Regulation 89(B) of the Registrant's Articles of Association provides:

                  "Without prejudice to the provisions of Regulation 155 the Directors shall have power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time directors, officers or employees or auditors of the [Registrant], or of any other company which is its parent undertaking or in which the [Registrant] or such parent undertaking or any of the predecessors of the [Registrant] or of such parent undertaking has any interest whether direct or indirect or which is in any way allied to or associated with the [Registrant], or of any subsidiary undertaking of the [Registrant] or of any such other company, or who are or were at any time trustees of any pension fund in which any employees of the [Registrant] or of any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution and/or discharge of their duties and/or in the exercise or purported exercise of their powers and/or otherwise in relation to their duties, powers or offices in relation to the [Registrant] or any such other company, subsidiary undertaking or pension fund."

Item 7.           Exemption from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits.

                  See Exhibit Index.

Item 9.           Undertakings.

                  (a) The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           (2) That, for the purpose of determining any
                  liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant, Reuters Group PLC, a corporation organized and existing under the laws of England and Wales, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London on the 28 day of September, 2006.


                                       Reuters Group PLC
                                       (Registrant)



                                       By: /s/ David John Grigson
                                          -------------------------
                                       Name:    David John Grigson
                                       Title:   Finance Director

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David John Grigson (with full power to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the Commission in connection with the Registration Statement, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an Officer, Director or Authorized Representative in the United States or in any other capacity with respect to this Registration Statement, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement and all amendments thereto, including post-effective amendments.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following in the capacities indicated as of this 28 day of September, 2006.



SIGNATURE                                   TITLE


/s/ Niall FitzGerald                        Chairman and Director
-------------------------
Niall FitzGerald


                                            Chief Executive Officer and Director
/s/ Thomas Henry Glocer                     (Principal Executive Officer)
-------------------------
Thomas Henry Glocer


                                            Finance Director and Director
/s/ David Grigson                           (Principal Financial and Accounting
-------------------------                   Officer)
David Grigson


                                            Chief Operating Officer and Director
/s/ Devin Wenig
-------------------------
Devin Wenig


                                            Director
/s/ Edward Kozel
-------------------------
Edward Kozel


                                            Director
/s/ Richard Olver
-------------------------
Richard Olver


                                            Director
/s/ Ian Charles Strachan
-------------------------
Ian Charles Strachan


                                            Director
/s/ Penelope Hughes
-------------------------
Penelope Hughes


                                            Director
/s/ Lawton Fitt
-------------------------
Lawton Fitt


                                            Director
/s/ Kenneth Olisa
-------------------------
Kenneth Olisa


                                            Director

-------------------------
Sir Deryck Maughan


                                            Authorized U.S. Representative
/s/ Nancy C. Gardner
-------------------------
Nancy C. Gardner

                                  EXHIBIT INDEX

Exhibit No.                   Description of Document

4.1 Memorandum and Articles of Association of the Registrant as in effect on the date hereof (incorporated by reference from Exhibit 1.1 to the Registrant's 2004 Annual Report on Form 20-F (File No. 333-08354) filed with the Commission on March 9, 2005).

4.2 Deposit Agreement, dated February 18, 1998 among the Registrant, Deutsche Bank Trust Company Americas (in substitution for Morgan Guaranty Trust Company of New
                     York), as depositary, and all holders from time to time of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 2.2 to the Annual Report on Form 20-F filed with the Commission with respect to the fiscal year ended December 31,1997 (File No. 333-08354)), as supplemented by the Supplemental Agreement to Deposit Agreement, dated as of December 16, 2005 (incorporated by reference to Exhibit (a)(2) to the Registration Statement on Form F-6 filed with the Commission on December 9, 2005) (File No. 33-130250).

4.3 Reuters Group PLC Discretionary Share Option Plan, as amended (incorporated by reference from Exhibit 4.12 to the Registrant's 2004 Annual Report on Form 20-F (File No. 333-08354) filed with the Commission on March 9, 2005).

4.4 Reuters Group PLC Long-Term Incentive Plan 1997, as amended (incorporated by reference from Exhibit 4.11 to the Registrant's 2005 Annual Report on Form 20-F (File No. 333-08354) filed with the Commission on March 16, 2006).

4.5 Reuters Group PLC Restricted Share Plan (incorporated by reference from Exhibit 4.3 to the Registrant's Registration Statement on Form S-8 (File No. 333-118579) filed with the Commission on August 26, 2004).

*4.6                 Reuters Group PLC Global Restricted Share Plan.

*4.7                 Reuters Group PLC International SAYE Share Option Plan
                     1997, as amended.

*4.8                 Amended and Restated Reuters America Inc. Employee Stock
                     Purchase Plan.

*5.1 Opinion of Rosemary Martin, General Counsel and Company Secretary of Reuters Group PLC.

*23.1                Consent of PricewaterhouseCoopers LLP, Independent
                     Accountants.

*23.2 Consent of Rosemary Martin, General Counsel and Company Secretary of Reuters Group PLC (included in Exhibit 5.1).

*24                  Power of Attorney (included on signature page).

---------------------------
         * Filed herewith.